Exhibit 5.2

                     RUSKIN, MOSCOU, EVANS & FALTISCHEK P.C.
                              170 Old Country Road
                                Mineola, NY 11501


                                                        December 30, 1997


BCAM International, Inc.
1800 Walt Whitman Road
Melville, New York 11747

Gentlemen:

      You have requested our opinion in connection with Post-Effective Amendment No. 13 on Form SB-2 to Form S-1 to be filed by BCAM International, Inc. (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, (the "Act"), regarding registration under the Act of certain securities (the "Securities") for sale by the Company and by certain Selling Shareholders named therein.

      As counsel for the Company, we have examined such records, documents and questions of law as we have deemed appropriate for the purposes of this opinion and, on the basis thereof, advise you that in our opinion all the Securities which are currently outstanding are, and which are issuable upon the due and proper exercise of Securities will be, legally issued and fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm in the Prospectus under the caption "Legal Matters."

                                  Very truly yours,


                                  /s/ Ruskin, Moscou, Evans & Faltischek P.C.